Exhibit 10.17

BUSINESS CONSULTANT AGREEMENT

This agreement dated November 19, 2007, is made By and Between Synthetic Blood, International, Inc., whose address is 3189 Airway Avenue, Building C, Costa Mesa, CA 92626, (“Company”), AND IFEM Management Consultants, Inc., whose address is 9431 Oglebay Court, Raleigh, NC 27617, (“Consultant.”)

1. Consultation Services. The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers and employees of the company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2. Terms of Agreement. This agreement will begin November 19, 2007. Either party may cancel this agreement on ninety (90) days notice to the other party in writing, by certified mail or personal delivery.

3. Time Devoted by Consultant. It is anticipated the consultant will assign Dr. Chris J. Stern to this account and that he will spend approximately five days per month in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote sufficient time to its duties in accordance with this agreement.

4. Place Where Services Will Be Rendered. The consultant will perform most services in accordance with this contract at a location of consultant’s discretion. In addition the consultant will perform services on the telephone and at such other places as necessary to perform these services in accordance with this agreement.

5. Payment to Consultant. The consultant will be paid at the rate of $15,000 per month for work performed in accordance with this agreement. Payment will be by electronic transfer on, or before the 20th day of each month, as long as the agreement is in force. Consultant is entitled to reimbursement of reasonable expenses for travel. The company will reimburse the consultant expenses as indicated by statements submitted by the consultant within ten (10) days of receipt.

6. Independent Contractor. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant’s activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7. Confidential Information. The consultant agrees that any information received by the consultant during any furtherance of the consultant’s obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. Employment of Others. The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

9. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

10. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Wake County, State of North Carolina. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

By: Company	By: Consultant

/s/	/s/

Synthetic Blood International, Inc.	Institute for Efficient Management, Inc.
By: Robert Larsen, President	By: Chris J. Stern, President

AMENDMENT #1 OF BUSINESS CONSULTANT AGREEMENT

This is an amendment #1 dated March 25, 2008 to the agreement dated November 19, 2007, made By and Between Synthetic Blood, International, Inc., whose address is 3189 Airway Avenue, Building C, Costa Mesa, CA 92626, (“Company”), AND IFEM Management Consultants, Inc., whose address is 9431 Oglebay Court, Raleigh, NC 27617, (“Consultant.”)

5. Payment to Consultant. The pay to the consultant will be increased at the rate of $5,000 per month for work performed in accordance with this agreement. The consultant will also be paid $2,500 per month for additional secretarial and administration expenses.

All other clauses unchanged.

March 25, 2008

By: Company	By: Consultant

/s/	/s/

Synthetic Blood International, Inc.	Institute for Efficient Management, Inc.
By: Richard M. Kiral	By: Chris J. Stern

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